Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the registration of 36,000,000 additional shares of common stock offered pursuant to the Stock Incentive Plan, of our report dated February 24, 2004, except as to Note C therein which is as of March 19, 2004, relating to the financial statements of The TJX Companies, Inc. and its subsidiaries, which appears in The TJX Companies, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2004.

PRICEWATERHOUSECOOPERS LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 8th, 2004